Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tandem Diabetes Care, Inc. Amended and Restated 2013 Stock Incentive Plan and Tandem Diabetes Care, Inc. Amended and Restated 2013 Employee Stock Purchase Plan of Tandem Diabetes Care, Inc. of our report dated March 1, 2018, with respect to the financial statements of Tandem Diabetes Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

San Diego, California

August 16, 2018